Exhibit 10.5







                       REGULATORY SERVICES AGREEMENT



                                  between



                           NASD REGULATION, INC.

                                    and



                       THE NASDAQ STOCK MARKET, INC.



                         Dated as of June 28, 2000




                             TABLE OF EXHIBITS





Exhibit 1         Statement of Work

Exhibit 2         Change Control Procedures




         THIS REGULATORY SERVICES AGREEMENT (Agreement), dated as of June 28, 2000 (Effective Date), is by and between NASD Regulation, Inc., a Delaware nonprofit corporation with its principal place of business located at 1735 K Street, N.W., Washington, D.C. 20006 (NASD Regulation) and The Nasdaq Stock Market, Inc. (Nasdaq), a Delaware corporation with its principal place of business presently located at 1735 K Street, N.W., Washington, D.C. 20006 [

                            W I T N E S S E T H:

         WHEREAS, Nasdaq desires to procure effective and fair regulatory services;

         WHEREAS, NASD Regulation is uniquely qualified to provide such services to Nasdaq; and

         WHEREAS, NASD Regulation desires to provide to Nasdaq, and Nasdaq desires to obtain from NASD Regulation, the regulatory and related services described in this Agreement on the terms and conditions set forth in this Agreement for Nasdaq.

         NOW, THEREFORE, for and in consideration of the agreements set forth below, Nasdaq and NASD Regulation hereby agree as follows:


SECTION 1 DEFINITIONS AND CONSTRUCTION.

         1.01 Definitions. The following defined terms used throughout this Agreement will have the meanings specified below. Additional definitions of specific terms used in this Agreement may be found in subsequent Sections.

         Affiliate will mean, as to any entity, any other entity that, directly or indirectly, Controls, is Controlled by or is under common Control with such entity.

         Agreement will mean this Regulatory Services Agreement by and between Nasdaq and NASD Regulation.

         Century Compliant will mean, with respect to Software and Systems, that such Software and Systems, respectively, will (1) operate and produce data on and after January 1, 2000 (including taking into effect that such year is a leap year), accurately and without delay, interruption or error and (2) accept, calculate, process, maintain, write and output, accurately and without delay, interruption or error, all dates, whether before, on or after 12:00 a.m. January 1, 2000 (including taking into effect that such year is a leap year), and any time periods determined or to be determined based on any such dates.

         Change(s) will mean any change in (1) the Services, (2) the Systems that would materially alter the functionality, performance standards or technical environment of the Systems, (3) the manner in which the Services are provided, (4) the composition of the Services or an applicable Service Tower, (5) the Fees, or (6) relevant operating and security procedures.

         Change Control Procedures will mean the written description that defines how Changes will be implemented.

         Change in Control will mean the (1) consolidation or merger of a Party with or into any entity pursuant to which that Party is not the surviving entity (2) sale, transfer or other disposition of all or substantially all of the assets of a Party, (3) acquisition by any entity, or group of entities acting in concert, of beneficial ownership of 51 percent or more (or such lesser percentage that constitutes Control) of the outstanding voting securities or other ownership interests of a Party or (4) other reorganization of a Party.

         Claim will mean any (1) written demand or (2) civil, criminal, administrative or investigative action or proceeding by a third party against either Nasdaq or NASD Regulation.

         Control will mean, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

         Fees will mean the amounts payable by Nasdaq to NASD Regulation under the terms of this Agreement for: (i) for the Services provided; and (ii) any other amounts payable by Nasdaq to NASD Regulation pursuant to NASD Regulation's performance of this Agreement.

         Governmental Authority will mean any Federal, state, municipal, local, territorial, or other governmental department, regulatory authority, judicial or administrative body, whether domestic, foreign or international.

         Intellectual Property. shall mean patents, patent applications, registered and unregistered trade marks and service marks, registered and unregistered copyrights, trade names, computer programs, data bases, trade secrets, proprietary information and include all rights in information created under laws governing patents, copyrights, mask works, trade secrets, trademarks, publicity rights, or any other law that permits a person, independently of contract, to control or preclude another person's use of the information on the basis of the rights holder's interest in the information.

         Interest will mean the prime commercial rate plus one percent per annum as announced from time to time by Chase Manhattan Bank, or its successors or assigns, at its principal office in the United States.

         Law will mean any declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding restriction of or by any Governmental Authority.

         Losses will mean any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any Claim, default or assessment) but not expenses of the indemnified party (except those of cooperation set forth in Section 21.04(3)) if the indemnifying Party is defending the indemnified Party.

         Machines will mean computers and related equipment, including central processing units and other processors, controllers, modems, communications and telecommunications equipment (voice, data and video), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the processing, input, output, storage, manipulation, communication, transmission and retrieval of information and data and Related Documentation used by the Parties in their performance of this Agreement.

         Nasdaq will mean The Nasdaq Stock Market, Inc. and its subsidiaries and affiliated entities.

         Nasdaq Data will mean Nasdaq Market Data, but shall not include:
         (1) data that NASD Regulation has obtained elsewhere or by regulatory mandate, or is able to obtain elsewhere (including, but not limited to, data obtained from NASD member firms on a voluntary or prescribed basis) notwithstanding having obtained such data from Nasdaq; (2) data derived by NASD Regulation using Nasdaq Market Data; (3) NASD Regulation Confidential Information; or (4) NASD Regulation proprietary information.

         Nasdaq Market Data will mean certain data and other information relating to: (i) securities or other financial instruments, products, vehicles or devices traded in the Nasdaq Stock Market or other markets operated by Nasdaq (including over-the-counter Bulletin Board and any other third market facility) (ii) Persons regulated by Nasdaq or the activities of such Persons; or (iii) information gathered by Nasdaq from other sources that is reasonably required by NASD REGULATION to provide the Services..

         NASD Regulation will mean NASD Regulation, Inc. and other present or future subsidiaries and affiliated organizations of the National Association of Securities Dealers, Inc. (NASD) that assist or facilitate NASD Regulation's provision of regulatory services to Nasdaq.

         Parties will mean Nasdaq and NASD Regulation, collectively.

         Party will mean either Nasdaq or NASD Regulation, as the case may be.

         Person will mean a natural person, proprietorship, corporation, partnership or other entity whatsoever.

         Related Documentation will mean, with respect to Software, Systems and Machines and related tools and utilities, all materials, documentation, specifications, technical manuals, user manuals, flow diagrams, file descriptions and other written information that describes the function and use of such Software, Systems or Machines, as applicable.

         Services will mean, collectively, the regulatory and related services provided by NASD Regulation to Nasdaq pursuant to this Agreement, and any assistance provided to Nasdaq by NASD
         Regulation after the termination or expiration of this Agreement.

         Software will mean the object code and the source code versions of any applications programs, operating system software, computer software languages, utilities, other computer programs and Related Documentation, in whatever form or media, including the tangible media upon which such applications programs, operating system software, computer software languages, utilities, other computer programs and Related Documentation are recorded or printed, together with all corrections, improvements, updates, upgrades, versions and releases thereof used by the Parties in their performance of this Agreement.

         Systems will mean the Software, Machines and related tools, utilities and equipment, collectively, used by a Party to perform this Agreement.

         Term will mean the Initial Term and any renewal of this Agreement pursuant to Section 3.02 herein and, if applicable, the Extension Period.

              1.02 Incorporation and References. In this Agreement and the Exhibits to this Agreement:

(1) the Exhibits to this Agreement are hereby incorporated into and deemed part of this Agreement and all references to this Agreement will include the Exhibits to this Agreement;

(2) references to an Exhibit, Section or Article will be to such Exhibit to, or Section or Article of this Agreement unless otherwise provided;

(3) references to any Law will mean references to such Law in changed or supplemented form or to a newly adopted Law replacing a previous Law; and

(4) references to and mentions of the word "including" or the phrase "e.g." will mean "including, without ---- limitation."

              1.03 Headings. The Article and Section headings, Table of Contents and Table of Exhibits are for reference and convenience only and will not be considered in the interpretation of this Agreement.

              1.04 Interpretation of Documents. Except as otherwise expressly set forth in the body of this Agreement or in any of the Exhibits, in the event of a conflict between the provisions in the body of this Agreement and the Exhibits, the provisions in the body of this Agreement will prevail.

SECTION 2 SERVICES.

              2.01  Designated Services. Commencing as of the
Commencement Date and continuing throughout the Term and any period of termination assistance pursuant to Section 20 herein, NASD Regulation will provide to Nasdaq:

(1) full regulatory services including, without limitation, those services currently being performed by NASD Regulation plus specified Member Operations as set forth in the Statement of Work between the Parties, a copy of which is attached hereto as Exhibit 1 and made a part of this Agreement;

(2) NASD Regulation administrative functions reasonably related necessary for NASD Regulation's performance in connection with any of the foregoing; and

(3) any services or responsibilities not specifically described in this Agreement that are mutually agreed upon by the Parties. These Services, however, will not include any services that are provided by NASD Regulation pursuant to agreements governed by Section 17(d), Rule 17d-1, or Rule 17d-2 of the Securities Exchange Act of 1934.

              2.02 Service Towers. NASD Regulation will organize all of the Services that it provides to Nasdaq in performance of this Agreement into a series of towers. Each tower will represent a collection of services that NASD Regulation has determined to be related due to interrelationships among the types of services to be provided and the different skill requirements required to perform them (Service Tower). Nasdaq must purchase all of the Services in a Service Tower from NASD Regulation. Nasdaq cannot purchase some Services, but not others in the same Service Tower. The existing Service Towers upon the Effective Date of this Agreement are: (i) Member Operations; (ii) Surveillance, Examinations and Investigations;
(iii) Formal Disciplinary Process; and (iv) Dispute Resolution. A more detailed description of each of these Service Towers is set forth in
Exhibit 1 attached hereto. Notwithstanding the attachment of Exhibit 1, the Parties shall undertake a review of the Exhibit after the execution of the Agreement to ensure the Exhibit's accuracy in anticipation of the commencement of the provision of Services. Services shall commence upon the effectiveness of Nasdaq's registration as a national securities exchange ("Commencement Date"). The Parties will, thereafter, amend Exhibit 1 as often as may be reasonably necessary to accurately reflect the Services being provided by NASD Regulation to Nasdaq.

              2.03  ***** *

              2.04 Nasdaq Services. Nasdaq will provide such specific Nasdaq services to NASD Regulation as NASD Regulation may require to provide the Services to Nasdaq under this Agreement. Nasdaq will provide such services to NASD Regulation on such terms as the Parties may agree upon.

SECTION 3 TERM.

              3.01 Initial Term. The initial term of this Agreement will commence on the Commencement Date and continue for a period of ten (10) years from the Commencement Date (Initial Term) unless this Agreement is terminated by the Parties prior to that date in accordance with the provisions of Section 19 herein.


* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


              3.02 Renewal. Unless this Agreement is terminated earlier pursuant to Section 19 herein, Nasdaq will provide NASD Regulation with written notice of its intent to renew this Agreement at least one (1) year prior to the expiration of the Initial Term of this Agreement. If Nasdaq does not intend to renew this Agreement, this Agreement will expire at the end of the Initial Term. The Parties may renew this Agreement for such length of time and upon such revised terms as they may mutually agree upon.

              3.03 Extension Period. If the notice from Nasdaq made pursuant to Section 3.02 herein indicates that Nasdaq desires to renew this Agreement and the Parties have not agreed on the terms and conditions applicable to the renewal of this Agreement within thirty (30) days prior to the expiration of the Initial Term of this Agreement then, upon notice by Nasdaq delivered prior to the expiration of the Initial Term, the term of this Agreement will be extended for such period as may be mutually agreed upon by the Parties (Extension Period), upon the same terms and conditions and charges as are in effect as of the expiration of the Initial Term of this Agreement. If during the Extension Period the Parties are unable to reach agreement on the terms and conditions applicable to a renewal of this Agreement, this Agreement will expire at the end of the Extension Period unless the Parties mutually agree in writing to a continuation of the Extension Period.

SECTION 4 PROVISION OF SERVICES.

          4.1      ***** *

          4.02     *****

              4.02.1  *****

              4.02.2 Independent Report. Upon receipt of a proposal pursuant to Section 4.02.1 herein, NASD Regulation may request that the Parties retain an independent third party to analyze whether the services being proposed are comparable in scope and quality to those being performed by NASD Regulation. The Parties will share the cost of this analysis equally. Such independent third party will have sixty (60) days to provide a written analysis of its findings to the Parties.

              4.02.3  *****

              4.02.4  *****

              4.02.5  ***** .

              4.03 Bidding on Services. NASD Regulation will have the right to bid on the provision of regulatory services to Nasdaq during the Term of this Agreement.

Section 5 SHARING OF RESOURCES.

              5.01 Use of Facilities. Either Party may allow the other Party to use a portion of any of its office facilities to further the performance of this Agreement. Such facilities may be either leased or owned by the Parties. The use of such facility by another Party does not constitute a leasehold interest in favor of such Party. The Parties further agree that they will adhere to the following guidelines when using another Party's facility:


* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


(1)      the facilities will be used in an efficient manner.

(2) the Party using the facility will keep the facilities in good order, not commit or permit waste or damage to such facility, not use such facility for any unlawful purpose and will comply with all of the other Party's standard policies and procedures for the use of the facility that are in effect from time to time, including procedures for the physical security of the facility.

(3) the Party using the facility will not make any improvements or changes involving structural, mechanical or electrical alterations to it without the other Party's prior approval.

(4) when the facility is no longer required for performance of the Services, the facility will be returned to the other Party in the same condition as when such usage began, ordinary wear and tear excepted.

(5) the Parties will evaluate whether such usage should continue on a quarterly basis. If the Parties agree to increase the amount of space to be allocated and the Party providing the facility is unable to provide such additional space, then the Party using such space will: (i) allocate the required amount of additional space at one of its own facilities; or (ii) if the Party is unable to provide such space at one of its own facilities, it may procure it from a third party. The Party procuring such space from a third party may request that the pricing methodology for the Services provided through that space be adjusted to incorporate the incremental cost of such space. All such requests must be submitted for approval by the Operations Committee created pursuant to Section 9.03 herein.

              5.02. Use of Other Resources. The Parties may also agree to provide any of their other respective resources to the other Party on a temporary basis, upon such terms and conditions as the Parties may mutually agree upon, to further the performance of this Agreement.

SECTION 6 SERVICE LEVELS.

              6.01 Service Levels. NASD Regulation will perform the Services in accordance with Section 2.03. NASD Regulation further agrees that it will conform to the performance standards mutually agreed upon by the Parties for any new Services.

              6.02 Adjustment of Service Levels. NASD Regulation and Nasdaq will review the performance standards for the provision of the Services at least annually and make such adjustments as they deem reasonably necessary. Either Party may, however, at any time upon notice to the other Party: (i) initiate a review and propose adjustments to any performance standard that such Party in good faith reasonably believes is incorrect; and (ii) propose that the feasibility of specific cost reduction or limitation strategies be considered by the Parties. Any modification or elimination of an existing performance standard or addition of a new standard will not become effective until agreed upon in writing by the Parties. Any disagreement between the Parties about an existing or proposed performance standard will be resolved through the dispute resolution procedures set forth in Section 18 herein.

              6.03 Measurement Reporting. NASD Regulation will implement such reporting mechanisms or tools or provide such reports as the Parties believe may be reasonably necessary to effectively monitor NASD Regulation's performance of the Services against applicable performance standards. Such mechanisms will: (i) permit reporting at a level of detail sufficient to verify NASD Regulation's compliance with applicable performance standards; and (ii) be subject to audit by Nasdaq or its designee pursuant to the provisions of Section 15 herein. NASD Regulation will provide Nasdaq and its designees with access to such mechanisms and procedures upon request, for inspection and verification purposes. The cost of implementing and maintaining such mechanisms will be included in the pricing methodologies for the Services.

SECTION 7 NASD REGULATION SERVICE LOCATIONS.

              7.01 Service Locations. NASD Regulation will give Nasdaq prior notice of any proposed addition, deletion, rearrangement or relocation of the facilities used by NASD Regulation to provide the Services to Nasdaq.

              7.02 Security Procedures. NASD Regulation will maintain and enforce security procedures at the facilities used by NASD Regulation to provide the Services that are at least equal to industry standards for locations similar to the NASD Regulation facilities.

              7.03 Data Security. NASD Regulation will establish and maintain safeguards to protect the integrity and confidentiality of Nasdaq Data (Data Safeguards) that will be no less rigorous than data security policies in effect at comparable Nasdaq facilities within thirty (30) days after the Commencement Date of this Agreement. NASD Regulation will revise and maintain these Data Safeguards at Nasdaq's reasonable request. In the event NASD Regulation intends to implement a change to the Data Safeguards that was not requested by Nasdaq it will first notify Nasdaq and obtain its written consent. In the event NASD Regulation discovers or is notified of a breach or potential breach of security relating to Nasdaq Data, NASD Regulation will immediately: (i) notify the Nasdaq Program Executive (as defined in Section 9.02 herein) of such breach or potential breach; and
(ii) if the applicable Nasdaq Data was in the possession of NASD Regulation at the time of such breach or potential breach, NASD Regulation will: (a) investigate and remediate the effects of the breach or potential breach; and (b) provide Nasdaq with reasonable assurances that such breach or potential breach will not recur.

SECTION 8 PERSONNEL.

              8.01 Conduct of Personnel. Each Party warrants that while on-site at a facility of the other Party, its personnel (including independent contractors) will comply with the sections of the other Party's Employee Handbook related to Equal Employment Opportunities, Sexual Harassment, and Substance Abuse Policies. Each Party will provide the other Party with current copy of its Employee Handbook within ten (10) days after the Commencement Date of this Agreement. Each Party will also promptly provide the other Party with copies of any updates to its Employee Handbook. Each Party will indemnify and hold the other harmless (including its officers, directors, employees, subcontractors, and other agents) against any third party claims related to violations of the indemnified party's Equal Employment Opportunities, Sexual Harassment, and Substance Abuse Policies.

              8.02 Security. Each Party will instruct its personnel to comply with the security regulations pertinent to each of the other Party's facilities that they visit. Each Party will indemnify and hold the other harmless (including its officers, directors, employees, subcontractors, and other agents) against any Losses occurring as a result of failure to comply with the indemnified party's security regulations.

              8.03 Removal of Personnel. If either Party notifies the other Party that it is not satisfied with the performance of an employee of that Party, that Party will promptly (a) investigate the matter and take appropriate action which may include: (i) removing the applicable person from the provision of the services related to that Party's performance of this Agreement and providing the notifying Party with prompt written notice of such removal; and (ii) replacing the applicable person with a similarly qualified individual; or (b) take such other action as it deems appropriate to prevent a recurrence. For alleged breaches of security and violations of confidentiality while a Party's personnel is on the other Party's site or in instances where a Party reasonably believes that the other Party's personnel poses a risk to the operation of its business while on that Party's site, the Party may remove the personnel in question, provided, that, it first notifies the other Party of its concerns if it is reasonably feasible for it to do so. The Party whose personnel were removed will promptly replace such personnel at its own cost.

              8.04 Improper Securities Transactions and Holdings. In the event that either Party suspects that any employee of the other Party who has been involved in the performance of this Agreement has been involved in improper, illegal or unethical use of any data or information gained from such performance, it may notify the other Party of such involvement and request that it conduct an investigation of such individual. The Party requesting such investigation will provide such assistance to the other Party in such Party's conduct of this investigation as that Party may reasonably request.

SECTION 9 MANAGEMENT AND CONTROL. The Parties will: (i) each appoint their representatives to the committees set forth in this Section 9 within thirty
(30) days after the Commencement Date of this Agreement; and (ii) promptly notify the other Party of their selected representatives to each of these committees. Each Party will have one vote on each committee. Either the President of each Party or a Party's Program Executive may designate issues for resolution on a "fast track" in committees, in mediation, and in arbitration. The Parties will then undertake all reasonable efforts to resolve such issues within thirty (30) days (within each phase) of the other Party's receipt of notice that such issues have been designated as "fast tracked."

              9.01 Periodic Meetings. Each Party will appoint a manager who will act as its liaison to the other Party. This individual will: (i) attend periodic or ad hoc, but at least monthly, meetings, to resolve any daily operational issues that may have arisen during the performance of this Agreement; (ii) attend weekly and monthly status meetings; (iii) serve as the Party's primary contact for the receipt of relevant information about the performance of this Agreement; and (iv) report monthly to his or her Party's Program Executive (as hereinafter defined) on any material issues related to the performance of the Agreement that may have arisen between the Parties. The Parties may change their representatives to this committee at any time by providing the other Party with written notice of such change.

              9.02 Program Executives. Each Party will also appoint an Executive Vice President level manager (Program Executive) who will serve as the primary representative of that Party under this Agreement. Each Party may, in its sole discretion, change its Program Executive at any time upon notice to the other Party. Each Program Executive will: (i) have overall responsibility for managing and coordinating the daily performance of his or her Party's obligations under this Agreement; and (ii) be authorized to act for and on behalf of his or her Party with respect to all matters relating to this Agreement. Notwithstanding the foregoing, a Program Executive may, upon notice to the other Party, delegate such of his or her responsibilities to other employees of his or her Party as the Program Executive deems appropriate. The Parties may change their representatives to this committee at any time by providing the other Party with written notice of such change.

              9.03 Operations Committee. A committee will be formed by the Parties that will be composed of each Party's Program Executive and such other individuals as each Party may appoint to this Committee (Operations Committee). This committee will meet at least monthly and will have responsibility for: (i) overseeing the Parties' performance of this Agreement; (ii) evaluating proposals for new Services; (iii) determining reporting requirements; (iv) approving expense variances related to the provision of the Services; (v) evaluating and implementing Change Control Procedures (as hereinafter defined); and (vi) such other functions as the members of the committee deem necessary to ensure the effective performance of this Agreement. The Program Executive of each Party will brief the Executive Steering Committee (as hereinafter defined) about the issues considered by the Operations Committee at least quarterly. The Parties may change their representatives to this committee at any time by providing the other Party with written notice of such change.

              9.04 Executive Steering Committee. A Committee composed of the President of each Party and/or their designees will meet at least quarterly to: (i) resolve any material issues that may have arisen between the Parties during the performance of this Agreement; and (ii) evaluate and, if necessary, alter any existing policies or procedures of the Parties to enhance their effectiveness in performing this Agreement. (Executive Steering Committee). The members of the Executive Steering Committee may, upon notice to the other Party, delegate such of their responsibilities arising from their participation on this Committee to such other of their employees as they deem appropriate.

              9.05 Internal Committees. Each Party may be allowed to provide representatives to such internal committees of the other Party as the Parties may mutually agree upon. Each Party may, for example, be represented on and consult with such internal committees of the other Party as may be directly related to its performance of this Agreement.

              9.06 Product Development Process. Each Party will be represented and involved in the product development process of the other Party for products that are directly related to the performance of this Agreement. Each Party may also contract directly with the other Party for the provision of specific additional services that are necessary for the development of such products.

              9.07 Change Control Procedures. NASD Regulation will notify Nasdaq of any material non-emergency change in the provision of the Services. NASD Regulation further agrees that it will follow the procedures set forth in Exhibit 2 (Change Control Procedures) in notifying Nasdaq of such material changes. The Parties will develop Exhibit 2 within ninety
(90) days after the Commencement Date of this Agreement and the Exhibit will be attached hereto. Emergency changes will be implemented in accordance with the procedures set forth in Section 9.08 herein. NASD Regulation will submit any material change that is projected to result in a direct and documented increase in NASD Regulation's cost of providing the Services to the Operations Committee for its review and approval prior to implementing such change.

              9.08 Emergency Changes. NASD Regulation may make such emergency changes to the Services, allocate such resources, and provide such additional Services as it, in its reasonable judgment, determines must be made immediately to ensure that: (i) the provision of the Services remains fully operational; or (ii) other Services provided by NASD Regulation that are critical to the operation of Nasdaq continue to be provided without interruption. NASD Regulation may make such emergency changes without following the procedures set forth in Exhibit 2, provided, that, it notifies Nasdaq that it has made such changes, if material, as soon as it is reasonably able to do so, but in no case more than two (2) business days after NASD Regulation makes such changes. The Parties will consult as to the need for such emergency changes if it is feasible for them to do so.

              9.09 Management Reports. NASD Regulation will provide Nasdaq with such documentation and written reports as may be mutually agreed upon by the Parties as reasonably required to efficiently monitor NASD
Regulation's provision of the Services.

SECTION 10 PROPRIETARY RIGHTS.

              10.01  ***** *

              10.02  *****

              10.03  *****

              10.04 Trademarks. Each Party will retain all right, title and interest in and to its trademarks and service marks, registered or unregistered (collectively, the Marks). Within sixty (60) days after the Commencement Date of this Agreement, each Party will provide the other Party with a then-current list of its Marks and further agrees to provide the other Party with an updated list of its Marks on a periodic basis during the Term of this Agreement. Neither Party will use the Marks of the other Party in any of its materials, whether in printed or electronic format, without the prior written consent of the other Party. Each Party further agrees that it will use the other Party's Marks in a dignified manner, consistent with the general reputation of the Marks and the other Party, and in accordance with good trademark practice.

SECTION 11 DATA.

              11.01 Ownership of Nasdaq Data. All Nasdaq Data is, or will be, and will remain the property of Nasdaq and will be deemed Confidential Information (as hereinafter defined) of Nasdaq.


---------
* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


              11.02 ***** *

              11.03 Use of Nasdaq Market Data. NASD Regulation may use the Nasdaq Market Data for regulatory purposes and to comply with any requests for information from governmental agencies that oversee its operations. NASD Regulation may also manipulate or process the Nasdaq Market Data to produce such derivative information as may be necessary for NASD Regulation's regulatory purposes. NASD Regulation will be the sole owner of such derivative information. Nasdaq shall also be able to create such derivative information and be the owner of such derivative information.

              11.04 Nasdaq's Obligation to Correct Errors. With respect to errors, gaps, or inaccuracies in the data and the reports delivered to NASD Regulation under this Agreement, Nasdaq will monitor the data that it provides to NASD Regulation and, and as promptly as reasonably practicable, will correct such errors, gaps, or inaccuracies in such data and the reports delivered to NASD Regulation under this Agreement that are identified by NASD Regulation and communicated to Nasdaq. Nasdaq will be solely responsible for the cost of such corrections. Nasdaq will also, as promptly as reasonably practicable: (i) correct any other errors, gaps, or inaccuracies in the Nasdaq Market Data or such reports upon its becoming aware of such errors, gaps, or inaccuracies even if it has not been notified of such items by NASD Regulation; and (ii) notify NASD Regulation that it has undertaken such corrections at Nasdaq's expense.

              11.05 MDS Information. Pursuant to the provisions of Section
10.03 herein, Nasdaq will be responsible for maintaining, supporting, and, if necessary, changing such Nasdaq Systems as may be required by Nasdaq to furnish such data to NASD Regulation as NASD Regulation may require for regulatory purposes. Nasdaq will also allow representatives from NASD Regulation to participate in any decisions involving the modification or replacement of such Systems. Nasdaq will be solely responsible for the cost of the maintenance and support of such Systems.


SECTION 12 CONTINUED PROVISION OF SERVICES.

              12.01 Disaster Recovery Plan. Each Party will develop a disaster recovery plan and provide a copy of such plan to the other Party upon its completion.

              12.02 Force Majeure. Neither Party will be liable for delay or failure in performance of any of the acts required by this Agreement when such delay or failure arises from circumstances beyond its reasonable control (including, without limitation, acts of God, flood, war, explosion, sabotage, terrorism, embargo, civil commotion, acts or omissions of any government entity, supplier delays, communications failure, equipment or software malfunction, or labor disputes), and without the gross negligence or willful misconduct, of the Party. The Party prevented from performing its obligations under this Agreement by such force majeure event will be excused from such performance for as long as such: (i) force majeure event continues; and (ii) such Party continues to use its best efforts to recommence performance of its obligations under this Agreement whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. If the period of non-performance exceeds thirty (30) calendar days, then the party to whom the performance is due shall have the right to terminate this Agreement on fifteen (15) additional calendar days prior written notice.


---------
* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


              12.03 Payment for Unperformed Services. If NASD Regulation fails to provide the Services in accordance with this Agreement due to the occurrence of a force majeure event, the Fees will be adjusted in a manner such that Nasdaq is not responsible for the payment of any Fees for Services that NASD Regulation failed to provide.

SECTION 13 PAYMENTS AND INVOICING.

              13.01     ***** *

              13.02     *****

              13.03     *****

              13.04     *****

              13.05 Payment Procedures. NASD Regulation will invoice Nasdaq monthly for the cost of Services provided to Nasdaq during the preceding month. NASD Regulation will also include the cost of specific disbursements and incidental expenses incurred by NASD Regulation in its provision of the Services to Nasdaq during the same period. The format of such invoices will be mutually agreed upon by the Parties within sixty (60) days after the Commencement Date of this Agreement. Nasdaq will pay all invoices not in dispute within thirty (30) days of its receipt of such invoice. If Nasdaq disputes any amount, it will notify NASD Regulation of its disagreement within 10 business days of its receipt of such invoice. Each Party's Program Executive will then attempt to resolve such disagreement. If the Parties are unable to resolve any such disagreement within 15 business days of Nasdaq's receipt of such invoice, then Nasdaq will pay all amounts not then in dispute. The Parties will then resolve any remaining disagreements through the dispute resolution procedures set forth in Section 18 herein. Nasdaq will have no right of set-off for amounts due or alleged to be due Nasdaq from NASD Regulation. All invoices may be paid by electronic funds transfer.

              13.06 Overdue Invoices. NASD Regulation may charge Nasdaq Interest on any invoices that Nasdaq fails to pay within forty-five (45) days of its receipt of such invoice. Such Interest may be assessed monthly.

              13.07 Cost Savings. The parties will review and consider cost saving measures at least annually during the term of the Agreement.

SECTION 14 TAXES.


              14.01 Generally. The Fees paid to NASD Regulation for Services in the United States will be inclusive of any applicable sales, use, gross receipts, excise, or other taxes attributable to periods on or after the Commencement Date based upon or measured by NASD Regulation's cost in providing the Services to Nasdaq. Nasdaq, however, will not be responsible for the payment of any tax assessed on the personal property or net income of NASD Regulation. All other taxes for the Services (including any non-United States tax) are the full liability of Nasdaq, and Nasdaq will pay to NASD Regulation, or reimburse NASD Regulation for the payment of, or pay directly to the taxing authority, any such taxes however designated, imposed or levied. To the extent that any sales, use, gross receipts, excise, value-added or services tax is required by Law to be separately identified in NASD Regulation's billings to Nasdaq, NASD Regulation will separately identify such tax.


---------
* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


              14.02 Taxes, Assessments and Real Property-Related Levies. Nasdaq and NASD Regulation will each bear sole responsibility for all taxes, assessments and other real property-related levies on its owned or leased real property, unless NASD Regulation leases or buys property at the request of Nasdaq, in which event, Nasdaq will be responsible for applicable taxes.

SECTION 15 AUDITS.

              15.01 Services. Upon reasonable prior notice from the other Party, each Party will provide the other Party or its designee, and any of the other Party's regulators with reasonable access to and any reasonable assistance that they may require for the purpose of performing audits or inspections of the Services and the business of the other Party relating to the Services. The Party conducting an audit will do so in a manner that is consistent with the provisions of Section 16 herein.

              15.02 ***** *

              15.03 Records. NASD Regulation will maintain complete and accurate records in connection with this Agreement and all transactions related thereto, including all records and supporting documentation that is reasonably appropriate or necessary to document the Services and the Fees paid or payable by Nasdaq under this Agreement.

              15.04 Facilities. Each Party that is being audited under this
Section 15, will temporarily provide the Party conducting the audit and its representatives with: (i) a reasonable amount of work space on its premises; (ii) office furnishings (including lockable cabinets if possible); (iii) telephone and facsimile services; (iv) utilities; and (v) such office-related equipment and duplicating services as the Party conducting the audit or its designated representatives may reasonably require to perform the audits described in this Section.


---------
* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


SECTION 16 CONFIDENTIALITY. The Parties will remain bound by the confidentiality provisions set forth in this Section 16 unless they each establish reasonable procedures to protect the confidential and proprietary information of the other Party, that are acceptable to the other Party, within thirty (30) days after the Commencement Date of this Agreement.

              16.01 General Obligations. The Parties acknowledge and agree that they may each be given access to confidential or proprietary information of the other in performing their obligations under this Agreement (Confidential Information). The prices charged by NASD Regulation for the Services, the pricing structure, and the pricing methodology will be deemed to be Confidential Information. Each Party will use such information only in performance of its obligations under this Agreement; will hold such information in confidence; and will not disclose, copy or publish any such information without the prior written approval of the owner of such information, provided, however, that each Party may disclose such Confidential Information as may be required to comply with applicable regulatory requirements or requests for information from governmental agencies having oversight responsibilities over such Party. Any Party disclosing such information in compliance with applicable regulatory or oversight requirements will request confidential treatment of such information. Notes, documents, summaries or reports which either Party prepares from Confidential Information to the extent such specifically refer or relate to Confidential Information are themselves Confidential Information. The obligations of this Section will survive for a period of ten (10) years after the expiration or termination of the Agreement.

              16.02 Standard of Care. The Parties acknowledge the sensitive and secret nature of the Confidential Information they will have access to and agree that they will treat each such Confidential Information as strictly confidential and will exercise the same degree of care in the protection of the Confidential Information as they each exercise with respect to their own proprietary property and trade secrets, but in no event less than a reasonable degree of care given the nature of the Confidential Information.

              16.03 Permitted Disclosures. 18.2 The Party receiving Confidential Information (Receiving Party) will be permitted to disclose relevant aspects of the disclosing Party's (Disclosing Party) Confidential Information to its officers, directors, agents, professional advisors, subcontractors and employees and to the officers, directors, agents, professional advisors, subcontractors and employees of its Affiliates, to the extent that such disclosure is not restricted under this Agreement. Such disclosure will only be permittedto the extent that it is reasonably necessary for the performance of the Receiving Party's duties and obligations or the determination, preservation or exercise of the Receiving Party's rights and remedies under this Agreement; provided, that, the Receiving Party will take all reasonable measures to ensure that Confidential Information of the Disclosing Party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, directors, agents, professional advisors, contractors, subcontractors and employees. Notwithstanding the taking of such reasonable measures, each Party will be responsible for the acts and omissions of its officers, directors, agents, professional advisors, contractors, subcontractors and employees. The Receiving Party may, however, lawfully disclose such Confidential Information without the prior written approval of the owner of such information if such information is: (1) lawfully within the Receiving Party's possession prior to the Effective Date of this Agreement; (2) voluntarily disclosed by a third party so long as that party does not breach any obligation not to reveal such information; (3) voluntarily disclosed to the public by the Disclosing Party; (4) is generally known to the public; or (v) is independently developed by the Receiving Party.

              16.04 Compliance with Legal Process. The obligations in this Section will not restrict any disclosure pursuant to any Law (provided that the Receiving Party gives prompt notice to the Disclosing Party of such order). In the event the Receiving Party receives a subpoena or other validly issued administrative or judicial process requesting the Disclosing Party's Confidential Information, the Receiving Party will provide prompt actual notice of receipt and a copy of the subpoena or other document(s) to the Disclosing Party. The Disclosing Party will have the opportunity to intervene in the proceeding before any deadline for complying with the subpoena or other process. The Receiving Party will not comply with such subpoena or other process until the earlier to occur of receiving written notification from the Disclosing Party that it may proceed, receiving an order from a court or other administrative or judicial body not to disclose, or the deadline for complying with any portion or all of the process.

              16.05 Unauthorized Acts. Without limiting either Party's rights in respect of a breach of this Article, the Receiving Party will:

(1) promptly notify the Disclosing Party of any unauthorized possession, use or knowledge, or attempt thereof, of the Disclosing Party's Confidential Information by any person or entity that may become known to Receiving Party;

(2) promptly furnish to the Disclosing Party full details of the unauthorized possession, use or knowledge, or attempt thereof, and assist the Disclosing Party in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of the Disclosing Party's Confidential Information;

(3) reasonably cooperate with the Disclosing Party (at the Disclosing Party's expense) in any litigation and investigation against third parties deemed necessary by the Disclosing Party to protect its proprietary rights (such cooperation will not require, nor shall be deemed to be, a violation of any legal privilege); and

(4) promptly use its commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information.

              16.06 Return of Confidential Information. Each Party agrees that all Confidential Information, including any copies thereof, will be returned to the owner of such Confidential Information or destroyed within ten (10) calendar days of the expiration or termination of the obligations of the Parties pursuant to Section 16.01 herein. The Parties acknowledge and agree that their obligations will continue for a period of ten (10) years after the termination or expiration of the Agreement pursuant to
Section 16.01 herein. Notes and other documents referencing or relating to Confidential Information may be made and kept by the Parties, but will continue to be governed by the provisions of this Section 16 until they are destroyed.

              16.07 Intellectual Property. All intellectual property rights associated with the Confidential Information, including without limitation, patent, trademark, copyright, trade secret rights, and moral rights will remain in the Party owning the Confidential Information.

              16.08 Costs. Each Party will bear the cost it incurs as a result of its compliance with this Section 16.

SECTION 17 REPRESENTATIONS AND WARRANTIES.

              17.01 By Nasdaq. Nasdaq represents and warrants that:

(1) Nasdaq is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware;

(2) Nasdaq has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(3) the execution, delivery and performance of this Agreement by Nasdaq (a) has been duly authorized by Nasdaq and (b) will not conflict with, result in a breach of or constitute a default under any other agreement to which Nasdaq is a party or by which Nasdaq is bound;

(4) Nasdaq is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Nasdaq's ability to fulfill its obligations under this Agreement;

(5) Nasdaq is, to the best of its knowledge, in compliance in all material respects with all Laws applicable to Nasdaq, the violation of which would have a material impact on Nasdaq's or NASD Regulation's ability to fulfill its obligations under this Agreement, and has obtained all applicable permits and licenses required of Nasdaq in connection with its obligations under this Agreement;

(6) except as permitted by Section 16 herein, Nasdaq has not disclosed any Confidential Information of NASD Regulation;

(7) there is no outstanding litigation, arbitrated matter or other dispute to which Nasdaq is a party which, if decided unfavorably to Nasdaq, would reasonably be expected to have a material adverse effect on NASD Regulation's or Nasdaq's ability to fulfill their respective obligations under this Agreement;

(8) it has the right, free and clear of any liens or encumbrances to grant the rights and deliver the Nasdaq Market Data (except that part of the Nasdaq Market Data not initially compiled by Nasdaq, for which Nasdaq will obtain the right prior to the commencement of Services) to NASD Regulation and perform its obligations under this Agreement. Further, Nasdaq warrants and represents that none of the Nasdaq Market Data (except that part of the Nasdaq Market Data not initially compiled by Nasdaq) provided to NASD Regulation or other right granted violates any patent, copyright, trade secret, trademark, trade dress, or other intellectual property right of any third party. Nasdaq will defend NASD Regulation against any and all third party claims relating to the infringement of any patent, copyright, trade secret, trademark, trade dress, or other proprietary right related to any item or right granted by Nasdaq under this Agreement (except that part of the Nasdaq Market Data not initially compiled by Nasdaq) and agrees to hold harmless and indemnify NASD Regulation and its officers, directors, subcontractors, employees and agents, against any and all judgments finally awarded to and settlements reached with such third party. Notwithstanding anything otherwise set forth in this Agreement, if as a result of such third party claim, Nasdaq can no longer provide the Nasdaq Market Data or provide a regulatory System for providing regulatory Services to Nasdaq, but Nasdaq is still receiving Services that require such Nasdaq Market Data or such regulatory System, then, notwithstanding anything otherwise set forth in this Agreement, Nasdaq shall, at its option either replace such Nasdaq Market Data or such regulatory System or be responsible to NASD Regulation for the cost of such replacement. Indemnification will also extend to claims and losses against NASD Regulation as an aider, abetter or contributing infringer. Indemnification will be NASD Regulation's sole remedy and Nasdaq's sole liability as to claims of infringement.

(9) Nasdaq will inform NASD Regulation of any known defects in any of the Nasdaq Market Data or any System used by Nasdaq in the performance of this Agreement which might interfere with the data and services provided to NASD Regulation by Nasdaq during the term of this Agreement. Nasdaq warrants and represents that it knows of no defect in its Systems' security mechanisms, of any "Trojan Horses" (code inserted by a manufacturer or Nasdaq, which is not described in the documentation, whose purpose is to provide a person or computer other than Nasdaq the ability to gain control of all or some of the system on conditions set by or triggered by any event or an unauthorized person), viruses (code embedded in the system whose purpose is to halt effective operation or use of the system on conditions set by or triggered by an event or an unauthorized person), trap doors (means by which an unauthorized user may circumvent the security protections of Nasdaq's Systems or gain unauthorized access), and similar devices. Nasdaq will use reasonable efforts to promptly notify NASD Regulation of any later discovered defects in its security mechanisms, such as "Trojan Horses," viruses, trap doors, or similar devices for a period of the term of this Agreement plus ten (10) years thereafter.

(10) Nasdaq shall comply in all material respects with all Laws applicable to Nasdaq and, except as otherwise provided in this Agreement, will obtain all applicable permits and licenses required of Nasdaq in connection with its obligations under this Agreement.

(11) Nasdaq's ability to furnish the Nasdaq Market Data or otherwise perform its obligations under this Agreement that are required by NASD Regulation to provide the Services will not be adversely affected by the failure of any Nasdaq System, or third party System used by Nasdaq, to be Century Compliant.

              17.02 By NASD Regulation. NASD Regulation represents and warrants that:

(1) it is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware;

(2) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(3)      the execution, delivery and performance of this Agreement by it
         (a) has been duly authorized by it and (b) will not conflict with, result in a breach of or constitute a default under and other agreement to which it is a party or by which it is bound;

(4) it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on its ability to fulfill its obligations under this Agreement;

(5) it, to the best of its knowledge, is in compliance in all material respects with all Laws applicable to it, the violation of which would have a material impact on Nasdaq's or its ability to fulfill its obligations under this Agreement, and it has obtained all applicable permits and licenses required of it in connection with its obligations under this Agreement;

(6) except as permitted by Section 16 herein, it has not disclosed any Confidential Information of Nasdaq; and

(7) there is no outstanding litigation, arbitrated matter or other dispute to which it is a party which, if decided unfavorably to it, would reasonably be expected to have a material adverse effect on Nasdaq's or NASD Regulation's ability to fulfill their respective obligations under this Agreement.

(8) it has the right, free and clear of any liens or encumbrances to grant the rights and deliver the Services to Nasdaq and perform its obligations under this Agreement. Further, NASD Regulation warrants and represents that none of the Services provided to NASD Regulation or other right granted violates any patent, copyright, trade secret, trademark, trade dress, or other intellectual property right of any third party. NASD Regulation will defend Nasdaq against any and all third party claims relating to the infringement of any patent, copyright, trade secret, trademark, trade dress, or other proprietary right related to any Service provided or right granted by NASD Regulation under this Agreement and agrees to hold harmless and indemnify Nasdaq and its officers, directors, subcontractors, employees and agents, against any and all judgments finally awarded to and settlements reached with such third party Notwithstanding anything otherwise set forth in this Agreement, if as a result of such third party claim, NASD Regulation can no longer provide the Services or provide the Intellectual Property in Section 10.02 to Nasdaq, but, in the case of Services, Nasdaq is still receiving Services and, in the case of said Intellectual Property, Nasdaq is still using the Intellectual Property, then, notwithstanding anything otherwise set forth in this Agreement, NASD Regulation shall, at its option either replace such Services or Intellectual Property or be responsible to Nasdaq for the cost of such replacement. Indemnification will also extend to claims and losses against Nasdaq as an aider, abetter or contributing infringer. Indemnification will be Nasdaq's sole remedy and NASD Regulation's sole liability as to claims of infringement.

(9) NASD Regulation will inform Nasdaq of any known defects in any System or other software developed or acquired by NASD Regulation in providing the Services to Nasdaq which might materially interfere with the Services provided to Nasdaq by NASD Regulation during the term of this Agreement. NASD Regulation warrants and represents that it knows of no defect in its Systems, that are used to support the Services, security mechanisms, of any "Trojan Horses" (code inserted by a manufacturer or NASD Regulation, which is not described in the documentation, whose purpose is to provide a person or computer other than NASD Regulation the ability to gain control of all or some of the system on conditions set by or triggered by any event or an unauthorized person), viruses (code embedded in the system whose purpose is to halt effective operation or use of the system on conditions set by or triggered by an event or an unauthorized person), trap doors (means by which an unauthorized user may circumvent the security protections of the systems or gain unauthorized access), and similar devices. NASD Regulation will use reasonable efforts to promptly notify Nasdaq of any later discovered defects in its security mechanisms, such as "Trojan Horses," viruses, trap doors, or similar devices for a period of the term of the Agreement plus ten (10) years thereafter.

(10) NASD Regulation will comply in all material respects with all Laws applicable to NASD Regulation and, except as otherwise provided in this Agreement, will obtain all applicable permits and licenses required of NASD Regulation in connection with its obligations under this Agreement

(11) NASD Regulation's ability to furnish the Services or otherwise perform its obligations under this Agreement will not be adversely affected by the failure of any NASD Regulation System, or any third party System used by NASD Regulation, to be Century Compliant.

                  17.03 DISCLAIMER. EXCEPT AS SPECIFIED IN SECTION 17.01 AND SECTION 17.02 HEREIN, NEITHER NASDAQ NOR NASD REGULATION MAKES ANY OTHER WARRANTIES WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

SECTION 18 DISPUTE RESOLUTION.

              18.01 Dispute Resolution. This Section governs any dispute, disagreement, claim and/or controversy (hereinafter collectively referred to as a Dispute) between the Parties arising out of or relating to this Agreement, or breach thereof. A Party must file with the other, written notice of any Dispute prior to the institution of the following dispute resolution process:

              18.02 Negotiation. In the event any Dispute arises out of or relates to this contract, or the breach thereof, the Parties to this Agreement shall use their best efforts to settle any Dispute through negotiation. If the Parties do not reach a resolution of the Dispute through negotiation within a period of thirty (30) business days from the initial notification of this Dispute, then upon written notice by either Party, all disputes will be submitted to mediation. The Parties will adhere to the following procedures in conducting these negotiations:

                   18.02.1 Program Executive Negotiation. First, the Dispute will be considered by the Program Executives selected by each Party pursuant to Section 9 herein. These executives will meet and attempt to resolve the Dispute within ten (10) business days of their being notified of such matter. Each Dispute that is not settled within such ten (10) day period will be referred to Operations Committee Negotiations pursuant to the provisions of Section 18.02.2 herein.

                   18.02.2 Operations Committee Mediation. Second, the Dispute will be considered by the Operations Committee created by the Parties pursuant to Section 9 herein which will meet in an attempt to resolve the Dispute within ten (10) business days of the completion of the Program Executive Negotiation. Each Dispute that is not settled within such ten (10) business day period will then be referred to Executive Steering Committee Negotiations pursuant to the provisions of Section 18.02.3 herein.

                   18.02.3 Executive Steering Committee Negotiation. The Dispute will then be considered by the Executive Steering Committee of the Parties that was created pursuant to Section 9 herein. This committee will meet in an attempt to resolve the Dispute within ten (10) business days of the Operations Committee Negotiation. If the Dispute cannot be resolved by the Executive Steering Committee, it will then be referred to mediation pursuant to the provisions of Section 18.03 herein. The Program Executive, Operations Committee, Executive Steering Committee Negotiations and the NASD Board Option, as set forth below, will have been without prejudice to the legal position of either Party, and will be considered settlement discussions under applicable rules of evidence.

                   18.02.4 NASD Board Option. For Disputes involving material new changes to the Services, if the Dispute cannot be resolved by the Executive Steering Committee, a Party may then refer the Dispute to the NASD Board in an attempt to resolve the Dispute.

              18.03 Mediation. In the event that any Dispute fails to settle through negotiation or the NASD Board Option, the Parties agree that the Dispute will be submitted to mediation administered under the American Arbitration Association's (AAA) Commercial Mediation Rules. If within thirty (30) days after service of a written demand for mediation the Parties fail to settle their dispute to their mutual satisfaction, any remaining Dispute(s) shall be settled by arbitration. Any Dispute submitted to mediation shall suspend the requirements for filing a notice of claim until the conclusion of the mediation process.

              18.04 Binding Arbitration. Absent settlement by negotiation or mediation, the Parties agree that compulsory, binding arbitration will be the exclusive means of dispute resolution. The Parties may not commence arbitration of a Dispute until they have exhausted all reasonable efforts to resolve such Dispute through negotiation and mediation pursuant to Sections 18.02 and 18.03 herein The parties further agree that any arbitration shall be held in Washington, DC, and will be administered by the AAA in accordance with its Commercial Arbitration Rules, and that judgment on the award of the arbitrator(s) may be rendered in any court having jurisdiction thereof. Unless otherwise agreed by the Parties, the arbitration shall be conducted using the following procedure:

     (1) Either Party may serve upon the other a notice specifying the nature of the Dispute, and demanding that the Dispute be submitted to arbitration. The notice shall be made no later than the expiration of the time set forth in Section 18.03 herein, or within thirty (30) days from the date of the last mediation session. The Parties will not file a notice after the date where applicable statutes of limitations or laches would bar the institution of any proceedings. Each Party will use commercially reasonable efforts (and shall allow the other Party to join) any third party that the Parties have agreed is indispensable to the arbitration. The arbitration shall proceed even if the third party refuses jurisdiction.

     (2) In any Dispute involving aggregate damages of up to $500,000 (exclusive of Interest, attorneys' fees, and costs), the Parties will attempt to agree on a single arbitrator within ten (10) days after receipt of service of the notice referenced in Section 18.04(1) herein, or such longer period as the Parties may agree. Absent such agreement, the arbitrator will be selected by the AAA from its large and complex case pool. Any Dispute in excess of $500,000 shall be decided by three (3) arbitrators selected by the AAA from its large and complex case pool.

     (3) The arbitrator(s) selected will have a background in, and knowledge of, the subject matter of the Dispute. If arbitrator(s) with such experience are not available, the arbitrator(s) will be selected by the AAA from available arbitrators on its retired federal judge's pool.

     (4) Consistent with the expedited nature of arbitration and this Agreement, discovery shall be limited to requests for production of documents, depositions and interrogatories. All discovery shall be completed within ninety (90) days following the appointment of arbitrator(s). The arbitrator(s) shall rule on any discovery disputes, and their determination shall be conclusive.

     (5) Interrogatories shall be limited to the identification by name, last known address and telephone number of: (a) all persons having knowledge of the Dispute and a brief summary of their knowledge; (b) any experts who may be called as witnesses and a summary of their testimony; and (c) any expert(s) used for consultation if such expert(s)' opinions and/or impressions will be used by an expert witness.

     (6) Depositions will be limited in time to three (3) hours for each Party. All objections shall be reserved for the arbitration hearing except for those based on privilege and proprietary or confidential information.

     (7) The Agreement will not prohibit either Party from seeking judicial review or confirmation of the arbitrator(s)' award. A Party shall file a written request for judicial review or confirmation of the arbitrator(s)' decision within 30 days of receipt of service of the award. Notice of filing shall comply with requirements set forth in the Federal Rules of Civil Procedure and the Federal Arbitration Act.

              18.05 Continuity of Services. Each Party acknowledges that the timely and complete performance of its obligations pursuant to this Agreement is critical to the business and operations of the other Party. In the event of a dispute between Nasdaq and NASD Regulation, the Parties will continue to perform their respective obligations under this agreement in good faith during the resolution of such dispute unless and until this Agreement expires or is terminated in accordance with its provisions. Nothing in this Section 18.06 will interfere with a Party's right to terminate this Agreement as set forth in this Agreement.

SECTION 19 TERMINATION.

              19.01 Termination for Breach. Either Party may terminate this Agreement due to a material breach by the other Party. The Party aggrieved by the breach will give written notice to the other Party that this Agreement will be terminated not earlier than thirty (30) calendar days from receipt of such notice, and such notice will state with specificity the grounds for termination. If the breach is curable, without adversely affecting the performance of this Agreement, the Party in breach will have the right to cure such breach, at its own expense, prior to the date stated for termination, and, should the breach be cured and written notice of such cure served on the aggrieved Party prior to the date stated for termination, such notice will vacate the notice to terminate. If the breach is not reasonably curable within this period, then termination will not occur if the Party receiving the notice promptly commenced, and diligently continued, to cure the default. Nasdaq will have 90 days from its written receipt of a notice from NASD Regulation of its failure to provide the Nasdaq Market Data under this Agreement to cure such failure. Nasdaq's failure to provide the Nasdaq Market Data will not constitute a material breach of this Agreement if such failure is cured within 90 days from its written receipt of a notice from NASD Regulation as to its failure to provide the Nasdaq Market Data. If the breach is not reasonably curable within that 90 day period, then termination will not occur if Nasdaq promptly has commenced, and diligently continued, to cure the default. Disputes between the Parties as to whether Nasdaq's provision of Nasdaq Market Data breaches this Agreement will be resolved through the dispute resolution procedures set forth in Section 18 herein.

              19.02 ***** *

              19.03 Financial Weakness. If either Party's financial condition at any time does not, in the reasonable judgment of the other Party, justify continuance of this Agreement on the terms of payment set forth in Section 13 herein, the Party that is concerned will be entitled to request that the other Party provide it with adequate assurances of its intent and ability to perform its obligations hereunder. If the Party that has been requested to provide such assurances fails to provide such reasonable assurances within thirty (30) days of the other Party's request, the Party requesting such assurances will be entitled to terminate this Agreement upon (15) additional calendar days prior written notice to the other Party.

              19.04 Bankruptcy or Insolvency. In the event of the bankruptcy or insolvency of a Party, or in the event any proceeding is brought against a Party and not dismissed within ninety (90) days, whether voluntary or involuntary under the bankruptcy or insolvency laws, the other Party will be entitled to terminate this Agreement upon thirty (30) calendar days prior written notice at any time during the period for filing claims against the estate.

              19.05 Performance Until Termination. Notwithstanding the delivery of a notice of default or notice of termination by either Party to the other, all obligations to perform Services and to pay for such Services will continue in effect and be duly observed and complied with by both Parties until the effective date of any termination.


---------
* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


              19.06 Return of Documents. Upon termination of this Agreement for any reason, each Party will, without additional cost to or demand from the other Party, return to the other Party in an orderly and expeditious manner all information, records, documentation, data, and other property supplied to it by the other Party, and will certify in writing that it has done so, provided, that, if any payments to a Party remain unpaid upon the termination of this Agreement, the Party who is owed payment will place all such property into escrow with an independent escrow agent until such payments have been made. The Parties will each pay half of the cost of such escrow arrangements. The Parties further agree that their return of Confidential Information to the other Party will be governed by the provisions of Section 16 herein.

              19.07 ***** *

SECTION 20 TERMINATION FEES.

              20.01 *****

              20.02 Pricing Adjustment for Partial Termination. If either Party terminates a portion of the Services pursuant to Section 19.02 herein or any other provision of this Agreement, then NASD Regulation will make a corresponding reduction in the future Fees that it charges Nasdaq pursuant to Section 13 herein to reflect the termination of such Services.

              20.03 Termination Fees. Except as otherwise specifically set forth in this Section 20, no termination fees will be payable by Nasdaq in connection with the expiration of this Agreement.

              20.04 Termination Assistance Services. After the termination or expiration of this Agreement, unless such termination is due to the material breach of Nasdaq, NASD Regulation will provide such Services to Nasdaq as Nasdaq may require at NASD Regulation's then-current rates on the effective date of such termination. NASD Regulation will not be obligated to provide such Services to Nasdaq if the cause of such termination is Nasdaq's internalization of such Services.

 SECTION 21 INDEMNIFICATION.

              21.01 Indemnification. Each Party agrees to indemnify and hold harmless the other Party against all judgments awarded to, or settlements with, any third party relating to the breach of any terms, provisions, covenants, warranties or representations contained herein and/or in connection with the performance of this Agreement or any provision hereof. NASD Regulation further agrees that it will indemnify and hold harmless Nasdaq from and against all direct costs and expenses incurred by Nasdaq (including Nasdaq's reasonable attorney's fees) resulting from, related to or arising out of the Services furnished by NASD Regulation under this Agreement to the extent that such costs and expenses are incurred as a result of the negligence or willful misconduct of NASD Regulation. NASD Regulation agrees to indemnify and hold harmless Nasdaq against any and all claims, damages, losses and expenses (including reasonable attorneys' fees) arising from or in connection with any claim, demand or legal action by a third party, related directly to: (i) NASD Regulation's misuse of Nasdaq Data or information furnished to NASD Regulation by Nasdaq pursuant to the provisions of Section 11 herein.


---------
* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


              21.02 Physical Injuries. NASD Regulation will be solely responsible for any physical injuries, including death, to persons and any damage to tangible personal or real property occurring on account of or in connection with its operations and in performance of the Agreement and will indemnify and hold harmless Nasdaq from any and all loss and liability related thereto, including: (i) liability for the payment of workers compensation and disability benefits; (ii) any and all claims on account of such injuries to persons or physical damage to property; and (iii) all costs and expenses in suits (including reasonable attorney's fees and costs) that may be brought against Nasdaq on account of any such injuries to persons or physical damage to property, provided, however, that NASD Regulation will not be obligated to indemnify and hold harmless Nasdaq from any loss or liability arising out of injuries or damage caused by or resulting from the negligence of Nasdaq, its agents. employees, officers or subcontractors. Nasdaq will be solely responsible for any physical injuries, including death, to persons and any damage to tangible personal or real property occurring on account of or in connection with its operations and will indemnify and hold harmless NASD Regulation from any and all loss and liability related thereto, including, but not limited to, liability for the payment of workers compensation and disability benefits, any and all claims on account of such injuries to persons or physical damage to property, and all costs and expenses in suits (including reasonable attorney's fees and costs) that may be brought against NASD Regulation on account of any such injuries to persons or physical damage to property, provided, however, that Nasdaq will not be obligated to indemnify and hold harmless NASD Regulation from any loss or liability arising out of injuries or damage caused by or resulting from the negligence of NASD Regulation, its agents. employees, officers or subcontractors.

              21.03 This section intentionally left blank.

              21.04 Procedures. (1). The Party claiming indemnification under this Section 21 will promptly notify the other Party (and, in the case of any action, suit, arbitration, or judicial or administrative proceeding, will so notify no later than fifteen (15) calendar days after the Party claiming indemnification has received notice thereof or has been served with a complaint or other process) when it has knowledge of circumstances or the occurrence of any events that are likely to result in an indemnification obligation under this Section 21 or when any action, suit, arbitration, or judicial or administrative proceeding is pending or threatened that is covered by this subsection.

              (2). Upon request, and to the extent permitted by applicable law, the indemnifying Party will have the right to defend, settle, or compromise any such suit or proceeding, at its expense, provided that: (A) it demonstrates to the satisfaction of the Party claiming indemnification that it is financially able to defend such action and to pay any settlement, award or judgment; (B) counsel retained by it are reasonably satisfactory to the Party claiming indemnification; and (C) that no settlement will be made which imposes any obligations on (other than the payment of money which is made by the indemnifying Party on behalf of the indemnified Party), or is prejudicial to, the Party claiming indemnification, without the prior consent of the Party claiming indemnification, which consent will not be unreasonably withheld.

              (3). The Party claiming indemnification will reasonably cooperate with the other Party in the defense of any such suit or proceeding, and the other Party will reimburse the Party claiming indemnification for its reasonable expenses with respect thereto. Such cooperation will include, but not be limited to, the making of statements and affidavits, attendance at hearings and trials, production of documents, assistance in securing and giving evidence and obtaining the attendance of witnesses. The Party claiming indemnification will not be required to waive its attorney-client or other privileges.

              (4). Failure by the Party claiming indemnification to promptly notify the other Party as required by this subsection will not invalidate the claim for indemnification, unless such failure has a material adverse effect on the settlement, defense, or compromise of the matter that is the subject of the claim for indemnification. In addition, the Party claiming indemnification will be responsible for any claims or losses which could have been avoided or mitigated by prompt notice as required by this subsection.

              21.05 No Third Party Beneficiaries. Nothing in this Agreement will entitle any person or entity to any rights as a third-party beneficiary under this Agreement.

SECTION 22 DAMAGES.

              22.01 Direct Damages. Neither of the Parties will be liable to the other for any direct damages arising out of or relating to its performance or failure to perform under this Agreement; provided, however, that, notwithstanding anything otherwise set forth below in this Section 22.01, each of the Parties will continue to be liable for Claims or Losses arising from or related to (i) damage to persons or property ; (ii) gross negligence or willful misconduct; or (iii) the gross negligence or willful misconduct of their officers, directors, employees, agents or subcontractors.

              Except as otherwise set forth in this Agreement for indemnifying NASD Regulation from third party judgments or settlements and for the exceptions set forth above, if Nasdaq is for any reason held liable to NASD Regulation or to any other individual or entity, whether in contract or in tort, the liability of Nasdaq within a single year of the Agreement (from the Commencement Date of the Agreement) is limited to $500.00.

              22.02 Consequential Damages. Except as set forth in Sections
17.01 (8) and 17.02 (8), neither Nasdaq nor NASD Regulation will be liable for the other`s, nor will the measure of damages include any, punitive, indirect, incidental, special or consequential damages, including lost profits or savings, arising out of or relating to its performance or failure to perform under this Agreement, even if such Party has been advised of the possibility of such losses or damages.

              22.03 Exclusions. The limitations or exculpations of liability set forth in Sections 22.01 and 22.02 herein will not apply to:
(i) reimbursable amounts; (ii) indemnification Claims, as set forth in
Section 21 herein; or (iii) breaches of Sections 14 or 16 herein.

              22.04 Allocation of Risk. THE PARTIES UNDERSTAND AND AGREE THAT THE PRICING UNDER THIS AGREEMENT, INCLUDING THE PRICING FOR THE SERVICES AND THE NASDAQ MARKET DATA, REASONABLY REFLECTS THE ALLOCATION OF RISK AND LIMITATION OF LIABILITY SET FORTH IN THIS AGREEMENT.

              22.05. Nasdaq Data Not Initially Compiled by Nasdaq. NASDAQ SHALL NOT BE LIABLE TO NASD REGULATION OR TO ANY OTHER INDIVIDUAL OR ENTITY FOR THE UNAVAILABILITY, INTERRUPTION, DELAY, INCOMPLETENESS OR INACCURACY OF NASDAQ MARKET DATA NOT INITIALLY COMPILED BY NASDAQ, EXCEPT AS SET FORTH IN THIS AGREEMENT FOR THE PROVISION OF SERVICES.


SECTION 23 INSURANCE.

              23.01 General Insurance Requirements. Within ten days of execution of this agreement, each Party will furnish the Other with certificate(s) of insurance on standard Accord forms, executed by a duly authorized representative of each insurer evidencing compliance with the insurance requirements set forth herein. Manuscript certificates of insurance shall not be deemed acceptable evidence of insurance. All certificates shall provide for thirty (30) days' written notice to prior to the cancellation or material change of any insurance referred to therein. Failure of either Party to demand a certificate of insurance or other evidence of full compliance with these insurance requirements or failure of either Party to identify a deficiency from evidence provided will not be construed as a waiver of the obligation to maintain the requisite insurance. Each Party will keep in full force and effect during the term of the agreement the required insurance coverage.


              23.01.1 Adequacy of Coverage. By requiring insurance herein, neither Party represents that coverage and limits will necessarily be adequate to protect the other, and such coverage and limits shall not be deemed as a limitation on each Party's liability under the indemnities granted in this contract.

              23.01.2 Cross-Liability Coverage. If each Party's liability policies do not contain the standard ISO separation of insureds provision, or a substantially similar clause, they shall be endorsed to provide cross-liability coverage.

              23.01.3 Deductibles & Self-Insured Retention Levels. Each Party alone will determine the appropriate deductible or self-insured retention level for each of its required insurance policies. Each party is responsible for paying the full amount for the self-insured retention level or reimburse the insurer for any deductibles. If the other Party incurs any cost due to the first's deductible or self-insured retention level, the first party will reimburse the other for the full amount incurred. Deductibles and self-insured retention levels will be provided on the Accord form for the required insurance.

              23.01.4 Acceptability of Insurers. Insurers must be licensed in the state where service is provided and have a policy holder rating ("Best Rating") of at least a "A- minus" and a financial size category of at least a "Class VII" as rated in the most recent edition of "Best's Key Rating Guide" for insurance companies. During the term of the agreement, if the insurer's Best ratings are revised below the minimum carrier ratings, the appropriate Party must obtain acceptable insurance within ninety (90) days. Self-insurance by either Party is not deemed acceptable.

              23.02 NASD Regulation Insurance Requirements. NASD Regulation will maintain the following insurance coverage during the Term of this
Agreement:


         Commercial General and Umbrella Liability Insurance.

         a)   NASD Regulation shall maintain Commercial General
              Liability (CGL) insurance and, if necessary, Commercial Umbrella insurance with a limit of not less than $10,000,000 each occurrence.

              i) CGL insurance will cover liability arising from premises, operations, independent contractors, T products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract including the tort liability of another assumed in a business contract.

              ii) Nasdaq shall be included as an additional insured under the CGL and under the commercial umbrella, if any. This insurance shall apply as primary insurance with respect to any other insurance or self-insurance programs afforded to Nasdaq. There shall be no endorsement or modification of the CGL to make it excess over other available insurance; alternatively, if the CGL states that it is excess or pro rata, the policy shall be endorsed to be primary with respect to the additional insured.

              iii) Waiver of Subrogation. NASD Regulation waives all rights against the Nasdaq and its agents, officers, directors and employees for recovery of damages to the extent these damages are covered by the commercial general liability or commercial umbrella liability insurance maintained pursuant to this paragraph.

         b)   Automobile and Umbrella Liability Insurance

              i) NASD Regulation shall maintain automobile liability and, if necessary, commercial umbrella liability insurance with a limit of not less than $2,000,000 each accident.

              ii) Such insurance shall cover liability arising out of any auto (including owned, hired, and non-owned autos).

              iii)  Coverage shall be written on Insurance Standards
                    Office Form CA 0001, or a substitute form providing equivalent liability coverage. If necessary, the policy shall be endorsed to provide contractual liability coverage equivalent to that provided in the 1990 and later editions of CA 0001.

              (iv) Waiver of Subrogation. NASD Regulation waives all rights against Nasdaq and its agents, officers, directors and employees for recovery of damages to the extent these damages are covered by the business auto liability or commercial umbrella liability insurance obtained by NASD Regulation pursuant to this Agreement or under any applicable auto physical damage coverage.

         c)   Workers Compensation Insurance.

              i) NASD Regulation shall maintain workers compensation and employers liability insurance. The commercial umbrella and/or employers liability limits shall not be less than $5,000,000 each accident for bodily injury by accident or $5,000,000 each employee for bodily injury by disease.

              ii) Waiver of Subrogation. NASD Regulation waives all rights against Nasdaq and its agents, officers, directors, and employees for recovery of damages to the extent these damages are covered by the workers compensation and employers liability or commercial umbrella liability insurance obtained by Tenant pursuant to this Agreement.

         d)   Fidelity/Crime Policy

              i) NASD Regulation shall maintain a fidelity bond or commercial crime policy in the amount of $25,000,000 for each loss or series of related losses to cover the dishonest acts of its employees. The policy will include coverage for fidelity, on premises, in transit, forgery or alterations and securities coverages to include endorsements for independent contractors, facsimile transmission, unauthorized signatures, and wire transfers.

              ii) NASD Regulation's fidelity bond shall be endorsed to name Nasdaq as a Loss Payee as its interests may apply. However, losses otherwise payable to Nasdaq under such Crime insurance will be reduced by fifty percent (50%) whenever such covered dishonest acts involve both NASD Regulation employees and Nasdaq employees.

         e)   Computer Crime Policy

              i) NASD Regulation shall maintain a Computer Crime policy in the amount of $10,000,000 to cover its employees, agents and third party for computer systems fraud, data processing service operations fraud, voice initiated transfer fraud, facsimile transfer fraud, destruction of data or programs by hacker, destruction of data or programs by virus .

              ii) NASD Regulation's Computer Crime policy shall be endorsed to name Nasdaq as a Loss Payee as its interests may apply. However, losses otherwise payable to Nasdaq under such insurance will be reduced by fifty percent (50%) whenever such covered dishonest acts involve both NASD Regulation employees and Nasdaq employees.

         f)   Professional Liability Insurance

              i) NASD Regulation shall maintain a professional liability insurance covering the errors and omissions of NASD Regulation, its officers, directors, employees and agents, committed in connection with this Agreement in an amount not less than $10,000,000.

         g)   Commercial Property Insurance.

              i) NASD Regulation will maintain Property insurance to cover the replacement cost of its personal property, decorations, trade fixtures, furnishings, improvements and betterments, and supplies without deduction for depreciation, and business interruption/extra expense for a period of indemnity not less than twelve(12) months. Nasdaq shall not be liable for any damage to or loss of personal property sustained by NASD Regulation, whether or not it is insured, unless such loss was caused by the gross negligence or willful misconduct of Nasdaq, its employees, officers, directors, or agents.

             ii) Waiver of Subrogation. NASD Regulation hereby waives any recovery of damages against Nasdaq, its employees, officers, directors, agents, or representatives for loss or damage to the building, tenant improvements and betterments, fixtures, equipment, and any other personal property to the extent covered by the commercial property insurance.


              23.03 Nasdaq Insurance Requirements.


         Commercial General and Umbrella Liability Insurance.

         a) Nasdaq shall maintain CGL insurance and, if necessary, Commercial Umbrella insurance with a limit of not less than $10,000,000 each occurrence.

              i) CGL insurance will cover liability arising from premises , operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract including the tort liability of another assumed in a business contract.

              ii) NASD Regulation shall be included as an additional insured under the CGL and under the commercial umbrella, if any. This insurance shall apply as primary insurance with respect to any other insurance or self-insurance programs afforded to NASD Regulation. There shall be no endorsement or modification of the CGL to make it excess over other available insurance; alternatively, if the CGL states that it is excess or pro rata, the policy shall be endorsed to be primary with respect to the additional insured.

              iii) Waiver of Subrogation. Nasdaq waives all rights against the NASD Regulation and its agents, officers, directors and employees for recovery of damages to the extent these damages are covered by the commercial general liability or commercial umbrella liability insurance maintained pursuant to this paragraph.

         b)   Automobile and Umbrella Liability Insurance

              i) Nasdaq shall maintain automobile liability and, if necessary, commercial umbrella liability insurance with a limit of not less than $2,000,000 each accident.

              ii) Such insurance shall cover liability arising out of any auto (including owned, hired, and non-owned autos).

              iii)  Coverage shall be written on Insurance Standards
                    Office Form CA 0001, or a substitute form providing equivalent liability coverage. If necessary, the policy shall be endorsed to provide contractual liability coverage equivalent to that provided in the 1990 and later editions of CA 0001.

              iv) Waiver of Subrogation. Nasdaq waives all rights against NASD Regulation and its agents, officers, directors and employees for recovery of damages to the extent these damages are covered by the business auto liability or commercial umbrella liability insurance obtained by Nasdaq pursuant to this Agreement or under any applicable auto physical damage coverage.

         c)   Workers Compensation Insurance.

              i) Nasdaq shall maintain workers compensation and employers liability insurance. The commercial umbrella and/or employers liability limits shall not be less than $5,000,000 each accident for bodily injury by accident or $5,000,000 each employee for bodily injury by disease.

              ii) Waiver of Subrogation. Nasdaq waives all rights against NASD Regulation and its agents, officers, directors, and employees for recovery of damages to the extent these damages are covered by the workers compensation and employers liability or commercial umbrella liability insurance obtained by Tenant pursuant to this Agreement.

         d)   Fidelity/Crime Policy

              i) Nasdaq shall maintain a fidelity bond or commercial crime policy in the amount of $5,000,000 for each loss or series of related losses to cover the dishonest acts of its employees. The policy will include coverage for fidelity, on premises, in transit, forgery or alterations and securities coverages to include endorsements for independent contractors, facsimile transmission, unauthorized signatures, and wire transfers.

         e)   Computer Crime Policy

              i) Nasdaq shall maintain a Computer Crime policy in the amount of $10,000,000 to cover its employees, agents and third party for computer systems fraud, data processing service operations fraud, voice initiated transfer fraud, facsimile transfer fraud, destruction of data or programs by hacker, destruction of data or programs by virus.

              ii) Nasdaq's Computer Crime policy shall be endorsed to name NASD Regulation as a Loss Payee as its interests may apply. However, losses otherwise payable to NASD Regulation under such insurance will be reduced by fifty percent (50%) whenever such covered dishonest acts involve both NASD Regulation employees and Nasdaq employees.

         f)   Professional Liability Insurance

              i) Nasdaq shall maintain a professional liability insurance covering the errors and omissions of Nasdaq, its officers, directors, employees and agents committed in connection with this Agreement in an amount not less than $10,000,000.

         g)   Commercial Property Insurance.

              i) Nasdaq will maintain Property insurance to cover the replacement cost of its personal property, decorations, trade fixtures, furnishings, improvements and betterments, and supplies without deduction for depreciation, and business interruption/extra expense for a period of indemnity not less than twelve(12) months. NASD Regulation shall not be liable for any damage to or loss of personal property sustained by Nasdaq, whether or not it is insured, unless such loss was caused by the gross negligence or willful misconduct of NASD Regulation, its employees, officers, directors, or agents.

              ii) Waiver of Subrogation. Nasdaq hereby waives any recovery of damages against NASD Regulation, its employees, officers, directors, agents, or representatives for loss or damage to the building, tenant improvements and betterments, fixtures, equipment, and any other personal property to the extent covered by the commercial property insurance.


              23.04 Subcontractors Insurance Requirements. Each Party is responsible for ensuring that its agents, third parties (but not those third parties which initially compile Nasdaq Market Data) or subcontractors used in the performance of this Agreement are adequately insured. The contracting Party with the agent will ensure that its insurance is excess of the agent's insurance to provide adequate coverage to the other Party. Each party will ensure that its agents maintain the following minimum insurance coverages and limits:


              Workers Compensation - Statutory limits required in the state where services are performed.


              Employers Liability - $500,000 per accident, $500,000 per employee disease and $500,000 policy limit for disease.


              Automobile Liability - $1,000,000 each person/each accident including owned, hired, and non-owned autos).

              Commercial General Liability Policy will include Broad Form Contractual Liability, Bodily Injury, Property Damage, Personal Injury and Completed Operations with a minimum limit of $1,000,000 combined single limit per occurrence and $2,000,000 aggregate.


              Umbrella Liability - Minimum required coverage is $5,000,000. Higher umbrella limits may be used to offset lower levels of underlying insurance requirements. The policy must reference each of the above policies.


         SECTION 24 MISCELLANEOUS PROVISIONS.

              24.01 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed, provided, however, that either Party may assign this Agreement to a corporation controlling, controlled by or under common Control with the assigning Party. The consent of a Party to any assignment of this Agreement will not constitute such Party's consent to further assignment. This Agreement will be binding on the Parties and their respective successors and permitted assigns. Any assignment in contravention of this subsection will be void.

              24.02 Notices. All notices and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given upon (i) actual receipt by the notified Party or (ii) constructive receipt (as of the date marked on the return receipt) if sent by certified mail or overnight delivery service, return receipt requested, to the following addresses:

         (a)  If to NASD Regulation:

              ***** *

              With, in the case of notice of breach or default, a required copy to: *****

         (b)  If to Nasdaq:

              *****

              With, in the case of notice of breach or default, a required copy to: *****

Either Party may change its address for notification purposes by giving the other Party ten (10) days prior written notice of its new address.

              24.03 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

              24.04 Relationship. The Parties intend to create an independent contractor relationship and nothing contained in this Agreement will be construed to make either Nasdaq or NASD Regulation partners, joint venturers, principals, agents or employees of the other. NASD Regulation and its personnel, in performance of this Agreement, are acting as independent contractors and not as employees or agents of Nasdaq. Neither Party will have any right, power or authority, express or implied, to bind the other. NASD Regulation will provide all insurance coverage required by applicable laws, regulations, or employment agreements, including, without limitation, medical and workman's compensation. NASD Regulation will be responsible for payment of all unemployment, social security, and other payroll taxes and all benefits of all individuals who are engaged in the performance of the Services. If, at any time, any liability is asserted against Nasdaq for unemployment, social security or any other payroll tax related to NASD Regulation or any individuals or subcontractors employed by or associated with NASD Regulation, then NASD Regulation will indemnify and hold harmless Nasdaq from any such liability, including, without limitation, any such taxes, any interest or penalties related thereto, and reasonable attorney's fees and costs.


---------

* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


              24.05 Consents, Approvals and Requests. Except as specifically set forth in this Agreement, all consents and approvals to be given by either Party under this Agreement will not be unreasonably withheld, conditioned or delayed.

              24.06 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to Law, then the remaining provisions of this Agreement, if capable of substantial performance, will remain in full force and effect.

              24.07 Waiver. No failure on the part of NASD Regulation or Nasdaq to exercise, no delay in exercising, and no course of dealing with respect to any right, power, or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege under this Agreement.

              24.08 Remedies Cumulative. No right or remedy herein conferred upon or reserved to either Party is intended to be exclusive of any other right or remedy, and each and every right and remedy will be cumulative and in addition to any other right or remedy under this Agreement, or under applicable law, whether now or hereafter existing.

              24.09 Entire Agreement. This Agreement and the Exhibits to this Agreement represent the entire agreement between the Parties with respect to its subject matter, and there are no other representations, understandings or agreements between the Parties relative to such subject matter.

              24.10 Amendments. No amendment to, or change, waiver or discharge of, any provision of this Agreement will be valid unless in writing and signed by an authorized representative of each of the Parties.

              24.11 Survival Of Provisions. The terms of this Agreement apply to those rights that survive any cancellation, termination, or rescission, namely-- Confidentiality, Intellectual Property rights and Indemnification sections of this Agreement, the provision and receipt of Nasdaq Data, disclaimers of warranties, limitations of liability and any warranties. Payment obligations of one Party to the other arising prior to the cancellation, termination or recession of this Agreement will survive the expiration of termination of this Agreement.

              24.12 Governing Law. This Agreement will be deemed to have been made in the State of New York and will be construed and enforced in accordance with, and the validity and performance hereof will be governed by, the laws of the State of New York, without reference to its principles of conflicts of laws. The Parties hereby consent to submit to the jurisdiction of the federal or state courts of or for the State of New York in connection with any action or proceeding instituted relating to this Agreement.

              24.13 Covenant of Further Assurances. Nasdaq and NASD Regulation covenant and agree that, subsequent to the execution and delivery of this Agreement and, without any additional consideration, each of Nasdaq and NASD Regulation will execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

              24.14 Export. Nasdaq and NASD Regulation agree that they each will comply with all applicable export laws and regulations of the United States. Each Party will cooperate with the other Party in connection the requirements of this Section, including promptly furnishing any end-user certificates, affidavits regarding re-export or other applicable certificates or documents.

              24.15 ***** *

              24.16 Approvals. Each Party warrants that it will, at its sole expense, comply with all applicable laws, regulations, and requirements, and that its performance of the Agreement will not cause it to violate any State, Federal or local Laws. Each Party will at all times exercise due care, prudence and diligence in carrying out its duties and responsibilities under the Agreement. Each Party will 24.1 obtain and maintain all necessary licenses, permits or government approvals as may be necessary for it to perform the Agreement. Each Party further warrants that it will cooperate with and assist the other Party in obtaining and maintaining any such approvals as applicable, to the extent reasonably possible if: (i) requested to do so by the other party in writing; and (ii) without limiting the requesting Party's obligations under this Agreement.

              24.17 Publicity. Each Party will: (i) submit to the other Party all advertising, written sales promotions, press releases and other publicity matters relating to this Agreement in which the other Party's name or Mark(s) is/are mentioned or which contains language from which the connection of said name or marks may be inferred or implied (in each instance, including the Marks); and (ii) not publish or use such advertising, sales promotions, press releases or publicity matters without the other Party's prior written consent.

              24.18 Error Correction. The Fees are based on information and data furnished by the Parties during the negotiation of this Agreement. The Parties acknowledge that they have to the extent possible, verified and validated such information and data and that the Parties believe that it is reflective of conditions in existence as of the Effective Date of this Agreement. If, however, at any time during the first twelve (12) months after the Commencement Date of this Agreement, either Party identifies a material error in the information or data used to calculate these Fees, then the Parties will negotiate an equitable adjustment to the Fees. In addition, if in the time period stated above either Party identifies a material error in an assumption in the description of a tower of NASD Regulation Services that was approved by Nasdaq prior to the Commencement Date of this Agreement that would have a material impact on NASD Regulation's costs to provide the Services included in such tower, then the parties will negotiate an equitable adjustment to the Fee for NASD Regulation's provision of the Services in such tower to Nasdaq.

              24.19 Authorization. This Agreement will not be binding upon the Parties unless executed by an authorized officer of NASD Regulation and Nasdaq. Nasdaq and NASD Regulation and the persons executing this Agreement represent that such persons are duly authorized by all necessary and appropriate corporate or other action to execute this Agreement on behalf of NASD Regulation and Nasdaq.


* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


              24.20 Interpretation. The masculine, feminine or neuter gender and the singular or plural number will be deemed to include the other gender or numbers where the context so indicates or requires. Unless otherwise expressly provided, references to days, months or years are to calendar days, months or years. Person or persons includes individuals, partnerships, corporations, government agencies or other entities.



         IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be signed and delivered by their duly authorized representative.

NASD Regulation, Inc.               The Nasdaq Stock Market, Inc.
(NASD Regulation)                   (Nasdaq)

By:                                 By:
   -----------------------------       -----------------------------

Name:                               Name:
   -----------------------------       -----------------------------
Title:                              Title:
   -----------------------------       -----------------------------





                                 EXHIBIT 1



 ***** *








--------
* ***** Confidential Treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.